Exhibit 99.1

Phio Pharmaceuticals Announces Significant Step Forward in its Drug Development Program for PH-762

Nonclinical protocol study design accepted by FDA

Study to commence in First Quarter 2026

KING OF PRUSSIA, Pennsylvania-(Newsfile Corp.-December 23, 2025) — Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer. Phio announced today that it has taken a major step forward in its drug development program for PH-762. The company will begin a toxicology study, which is required by the FDA prior to commencing a human pivotal trial. Concurrently, initiatives are continuing to advance the delivery of commercially viable drug product in 2026 that meets FDA’s current Good Manufacturing Practices. A portion of the company’s recent financing is being directed to these two major initiatives.

Recently, positive interim safety and efficacy results were reported in the on-going Phase 1b dose escalation clinical trial with the INTASYL compound PH-762 for the treatment of skin cancer. To date, a total of 18 patients with cutaneous carcinomas have completed treatment across five dose escalating cohorts in the Phase 1b trial. The cumulative pathologic response in 16 patients with cSCC include six with a complete response (100% clearance), two with a near complete response (> 90% clearance) and two with a partial response (> 50% clearance). A single patient with metastatic Merkel cell carcinoma had a partial response (> 50% clearance). Six patients with cSCC and one patient with metastatic melanoma had a pathologic non-response (< 50% clearance). No patients in the study, however, exhibited clinical progression of disease.  To date, there were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in the patients receiving intratumoral PH-762 in this trial. Moreover, PH-762 has been well tolerated in all enrolled patients in each escalating dose cohort.

“The conduct of this nonclinical study is a very significant step in progressing the drug development pathway of PH-762 toward an NDA approval. Phio's communication with FDA is essential in advancing our development strategy for PH-762.” stated Robert Bitterman, CEO and Chairman of Phio Pharmaceuticals. “In addition, the initiative to deliver commercially viable drug product from our US supplier is on target for later in 2026. This is another critical advancement in the drug development program of PH-762.”

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The ongoing Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma, and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, the potential for PH-762 to present a viable non-surgical alternative for skin cancer, expectations regarding timing of enrollment, the expectations that we have sufficient capital to complete the treatment phase of our ongoing Phase 1b clinical trial, and statements regarding our clinical strategy, development plans and timelines and other future events.

 These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, results from our preclinical and clinical activities, our ability to execute on business strategies, the timing or likelihood of regulatory filings and approvals, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs